Exhibit 10.13

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of March 21, 2013, is made by and between FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC. (the “Company”) and LELAND C. LAUNER, JR. (the “Executive”), hereinafter also referred to individually as “Party” and together as “Parties.”

W I T N E S S E T H:

WHEREAS, the Executive and the Company entered into an employment agreement dated as of 6/27, 2011 (the “Original Agreement”);

WHEREAS, the Executive and the Company have mutually agreed to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises, and of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:

1. Term. The Executive’s employment under this Agreement will commence on May 1, 2013 (the “Effective Date”). Unless earlier terminated pursuant to Section 7 below, the Executive’s employment pursuant to this Agreement shall be for a period from the Effective Date through April 30, 2014 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”) unless either Party gives written notice to the other Party at least thirty (30) days but not more than ninety (90) days prior to the expiration of the Initial Term or such Additional Term, as the case may be, of the Party’s election not to extend the Initial Term or Additional Term. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Term”.

2. Title. During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company.

3. Reporting. During the Term, the Executive shall report to the board of directors of Fidelity & Guaranty Life Holdings, Inc. (the “Holdings Board”).

4. Duties. During the Term, the Executive shall be responsible for such duties and have such authority and responsibilities as are consistent with his position that may be assigned to him from time to time by the Holdings Board. The Executive agrees to devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business. During the Term, at the request of the Holdings Board, the Executive may also serve as an officer or director of and shall perform certain services for subsidiaries and affiliates of the Company.

During the Term, the Executive shall devote substantially all of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not engage in any other business activity, except as may be approved by the Holdings Board; provided that nothing in this Agreement shall prohibit the Executive from (i) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; (ii) investing the Executive’s personal assets in any business that does not compete with the Company, where the Executive is not obligated or required to, and shall not in fact, devote any substantial managerial efforts or (iii) holding directorships in other companies after obtaining the consent of the Holdings Board; provided further that none of the activities permitted in clauses (i) through (iii) individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement.

5. Location. During the Term, the Executive shall be based in the Company’s office in Baltimore, Maryland; provided that, subject to the Executive fulfilling all required business needs, the Executive may work two weeks per month from an office in his home. However, the Executive acknowledges that in order to effectively perform his duties, he may be required to travel to such other places by such means and on such occasions as the Company may require.

6. Compensation and Benefits.

(a) Base Salary. During the Term, the Executive shall receive an annual base salary of US $700,000. The Executive’s base salary shall be payable in accordance with the Company’s normal payroll practices. Such base salary shall be subject to periodic review, and may be increased at the sole discretion of the Holdings Board. The annual base salary payable to Executive under this Section 6, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

(b) Bonus. During the Term, the Executive shall be eligible to receive an annual bonus in accordance with the terms of the Company’s annual bonus program, as such program may be amended, suspended or terminated from time to time, subject to and based on the attainment by Executive and/or the Company of applicable performance targets to be set by management of Harbinger Group Inc. within 45 days of the date hereof. The Executive shall be eligible for an annual target bonus opportunity during the Initial Term in an amount equal to 100% of his Base Salary. Actual bonus payout may be more or less than target, based on Company and individual performance during the performance-measurement period. In order to receive any such bonus, except as otherwise provided in Section 8 hereof, the Executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Executive. Payment of the annual bonus, if any, shall be made no later than 2 1⁄2 months after the end of the relevant fiscal year.

(c) Equity. Stock options granted and restricted stock awarded before the Effective Date shall be governed by the terms of the Fidelity & Guaranty Life Holdings, Inc. Stock Incentive Plan, as may be amended from time to time (the (“Plan”), the Employee Stock Option Agreements between the Executive and Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) dated as of December 31, 2011 and December 31, 2012, and the Restricted Stock Agreement between the Executive and FGLH dated as of December 31, 2012 (collectively, the “Equity Award Agreements”), provided, however, that amendments to the Equity Award Agreements (to the effect that the third tranche of the options granted on November 2, 2011, equal to one-third of such options, the second tranche of the options granted on December 31, 2012, equal to one-third of such options, and the second tranche of the restricted stock granted on December 31, 2012, equal to one-third of such restricted stock award, which are currently scheduled to vest, respectively on November 2, 2014 and December 31, 2014, shall vest on (x) April 30, 2014, if the Executive remains employed by the Company through April 30, 2014, or (y) the Executive’s last day of employment, if the Executive’s employment is terminated by the Company for a reason other than death, Cause or Disability (as those capitalized terms are defined below), or the Executive resigns for Good Reason (as defined below), before April 30, 2014) will be executed concurrently with the execution of this Agreement. For each Additional Term in which the Executive is employed by the Company as of the first day of such Additional Term, the Executive will be granted by December 31 of such Additional Term a set of stock options (“Options”) and/or restricted stock (“Restricted Stock”) with a grant date fair market value of $700,000, which shall vest and become exercisable in equal annual installments on the first three anniversaries of the date granted, and which Options shall have an exercise price per share equal to the fair market value of a share of common stock of FGLH on the grant date. The terms and conditions of Options and Restricted Stock granted in any Additional Term shall be set forth in a stock option agreement and/or restricted stock agreement to be entered into between the Executive and FGLH at the time such Options are granted and/or Restricted Stock is awarded, and shall include, but not be limited to, the following: (i) the Options and Restricted Stock shall be subject to the terms and provisions of the Plan, (ii) the Options shall have an expiration date that is seven (7) years from the date of grant (subject to early termination upon certain types of termination of employment or cancellation of the awards in a change in control), (iii) the vesting of the Options shall accelerate upon a change in control if the Options are not honored or assumed, or new rights substituted therefor following the change in control, and (iv) the Options and unvested Restricted Stock shall be forfeited upon termination of employment by the Company for Cause.

(d) Vacation. During the Term, the Executive shall be entitled to 4 weeks of paid vacation annually, exclusive of United States legal holidays, during a calendar year and during each full year of employment, provided that the scheduling of the Executive’s vacation does not interfere with the Company’s normal business operations. Unused vacation days may not be carried over from one calendar year to the next, and shall be forfeited at the close of each calendar year.

(e) Benefits. During the Term, and provided that the Executive satisfies, and continues to satisfy, any individual plan eligibility requirements, the Executive shall be eligible to participate in, and receive benefits under, benefit programs maintained by the Company for its senior executives on terms and conditions set forth in such plans (as amended from time to time).

(f) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder, including without limitation the cost of business class fares for business travel, and travel expenses incurred for business travel that begins or ends at the Executive’s home (including travel and Baltimore hotel expenses for travel from Tampa to Baltimore); provided that the Executive submits a request for such expense reimbursement together with such supporting documentation as the Company may require within thirty (30) days after such expenses are incurred and the Company shall reimburse all properly documented expenses no later than thirty (30) days after submission of such request for reimbursement and in any event no later than March 15th of the calendar year following the year in which such expenses were incurred. The amount of expenses eligible for reimbursement during any tax year of the Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit.

(g) Withholdings. All payments made under this Agreement shall be subject to any and all Federal, state and local taxes and other withholdings to the extent required by applicable law. The Company shall have the power to withhold, or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive or any third party, and the Company may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

(h) Rules and Procedures. The Executive shall be provided with details of the Company’s rules and procedures. These rules and procedures (as amended from time to time) shall form part of the Executive’s contract of employment. To the extent that such rules and procedures conflict with the terms of this Agreement, the latter shall govern the terms of Executive’s employment.

7. Separation from Service.

(a) Due to Death. The Executive’s employment with the Company shall automatically terminate immediately upon his death.

(b) Due to Disability. If the Executive incurs a “Disability” (as defined below) during the Term, then the Holdings Board, in its sole discretion, shall be entitled to terminate the Executive’s employment upon written notice to the Executive. For purposes of this Agreement, “Disability” means that the Executive, as a result of illness or incapacity, is unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

(c) By the Company. During the Term, the Company shall be entitled to terminate the Executive’s employment with or without “Cause” by providing written notice to the Executive, provided that if the Company terminates the Executive’s employment without Cause (and not as a result of a Disability), then the Company must provide at least two (2) weeks of advance written notice of such decision to the Executive. No advance notice period is required for a termination by the Company for Cause. The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, during such two-week notice period. For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Company terminates the Executive’s employment in writing after the Executive (i) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its or their property, goodwill, or business or (iii) shall have willfully refused to, or willfully failed to, perform in any material respect his duties hereunder, provided, however, that no such termination for Cause under this Section 7(c) shall be effective unless the Executive does not cure such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company gives the Executive written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice). For purposes of determining Cause, no act or failure to act by the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Holdings Board or based upon the written advice of counsel for the Company, shall be presumed to be done by the Executive in good faith and in the best interests of the Company. Any voluntary termination by the Executive in anticipation of a termination for Cause under this Section 7(c) shall be deemed a termination for Cause.

(d) By the Executive. (i) During the Term, the Executive shall be entitled to terminate his employment with the Company with or without Good Reason by providing the Company with at least sixty (60) days of advance written notice of such decision. Upon the receipt of such written notice by the Company, the Company may accelerate the sixty-day notice period in order to make such termination effective prior to the expiration of the notice period. The Company shall only be required to compensate the Executive through the effective date of his separation from service, except as otherwise provided in Section 8. The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, during such sixty-day notice period.

(ii) The Executive shall have “Good Reason” to terminate his employment with the Company upon the occurrence of one or more of the following events without either (x) the Executive’s express prior written consent or (y) full cure within 30 days after the Executive gives written notice to the Company requesting cure, such notice to be given by the Executive no later than 60 days after the date he first learns that the event has occurred; provided that the Executive terminates his employment no later than four (4) months following the date the Executive learns of the event constituting Good Reason: (A) any material diminution in the Executive’s title, responsibilities or authorities, (B) the assignment to the Executive of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company; (C) any change in the reporting structure so that the Executive reports to any person or entity other than the Holdings Board; (D) a breach by the Company of any material terms of this Agreement; or (E) any failure of the Company to obtain the assumption (in writing or by operation of law) of its obligations under this Agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

8. Compensation Upon Separation from Service.

(a) By Reason of Death or Disability. If the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) (i) his then current Base Salary through the termination date, (ii) any accrued but unused vacation days as of the termination date, and (iii) any earned and unpaid bonuses for any previously completed bonus years (clauses (i) through (iii) collectively, the “Accrued Obligations”), within thirty (30) days after the date of separation from service. In addition, subject to Section 8(f) below, if the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) by the March 15th following the year in which such separation of service occurs an amount equal to a pro rata share of the Executive’s bonus for the year in which such separation from service occurs (but not including the requirement to be employed on the payment date) in an amount equal to the Executive’s bonus multiplied by the number of days the Executive was employed by the Company in such bonus year divided by 365 (the “Pro Rata Bonus”). Thereafter, the Company shall have no further obligations to the Executive.

(b) By the Company for Cause. If the Executive incurs a separation from service as a result of termination of employment by the Company for Cause pursuant to Section 7(c) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days after the date of the Executive’s separation from service due to Cause. Thereafter, the Company shall have no further obligations to the Executive.

(c) By the Company without Cause or by the Executive for Good Reason. Subject to Sections 8(f) and 19(b), if the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (and not as a result of death or a Disability) pursuant to Section 7(c) above or by the Executive for Good Reason pursuant to Section 7(d)(ii) above, then the Company shall pay or provide to the Executive:

(i) the Accrued Obligations, within thirty (30) days after the date of such separation from service;

(ii) the Pro Rata Bonus by the March 15th of the year following the year in which the separation from service occurs; and

(iii) continued payment of Base Salary through the remainder of the Term, or, if longer, for six (6) months following such separation from service. In addition, the Company may, at its option and in its sole discretion, elect on or before the thirtieth (30th) day following such separation from service to pay to the Executive continued Base Salary for an additional period not to exceed two hundred seventy (270) days beyond the expiration of the expiring Term, provided that the Executive agrees to comply with the requirements of Section 13 for the duration of such extended period and each of the Executive’s other obligations under this Agreement, including without limitation the requirements of Section 8(f) below. All amounts owing under this clause (c)(iii) shall be payable in accordance with normal payroll practices.

Any amounts payable to the Executive pursuant to any stock option agreement entered into between the Executive and Fidelity & Guaranty Life Holdings, Inc. shall be payable by Fidelity & Guaranty Life Holdings, Inc. as provided in such stock option agreement. Other than as set forth in this subsection, the Company shall have no further obligations to the Executive.

(d) By the Executive without Good Reason. If the Executive incurs a separation from service with the Company as a result of termination of employment by the Executive without Good Reason pursuant to Section 7(d)(i) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days of his separation from service. Thereafter, the Company shall have no further obligations to the Executive.

(e) Non-Renewal of the Term by the Company. If the Executive incurs a separation of service in the event that the Company elects not to renew the Term pursuant to Section 1 above, the Company (1) shall pay to the Executive continued Base Salary for a period of three (3) months from the date the Company notifies the Executive of any such election (such continued Base Salary shall be provided concurrently with and shall not duplicate any Base Salary otherwise payable through the remainder of the Term), and (2) may, at its option and in its sole discretion, elect on or before the thirtieth (30th) day following delivery of such notice of non-renewal to pay to the Executive continued Base Salary for an additional period not to exceed two hundred seventy (270) days beyond the expiration of the expiring Term, provided that the Executive agrees to comply with the requirements of Section 13 for the duration of such extended period and each of the Executive’s other obligations under this Agreement, including without limitation the requirements of Section 8(f) below.

(f) General Release and Other Requirements. Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any payments other than the Accrued Obligations that may be made pursuant to this Section 8, the Executive (or the executor or administrator of his estate in the event of Executive’s death) must execute and not revoke a general release agreement in a form provided by the Company within thirty (30) days of the Executive’s separation from service with the Company and must comply with the Executive’s obligations under this Agreement. Notwithstanding anything else in this Section 8, except as otherwise required by Section 19(b) of this Agreement and subject to the Executive’s execution of a release agreement in accordance with this Section 8(f), payment of any amounts pursuant to this Section 8 (other than the Accrued Obligations) that would otherwise be paid in the first thirty (30) days following the Executive’s separation from service shall be paid on the 31st day following such separation from service.

(g) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 8(g), Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then (1) the Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the Excise Tax and the Executive shall have no further rights or claims with respect thereto and (2) if any portion of the Payments that would be reduced pursuant to clause (1) would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, then the Company shall use commercially reasonable efforts to cause such portion of the Payments to be submitted for such approval prior to the event giving rise to such Payments.

9. Confidential Information.

(a) Non-Use and Non-Disclosure of Confidential Information. The Executive acknowledges that during the course of his employment with the Company, he will have access to information about the Company, and its clients and suppliers that is confidential and/or proprietary in nature, and that belongs to the Company. As such, at all times, both during the Term and thereafter, the Executive shall hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any “Confidential Information” (as defined below). Notwithstanding anything contained in this Section 9, the Executive shall be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive’s disclosure of any Confidential Information.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means all data or information regarding the Company not generally known outside of the Company whether prepared or developed by or for the Company or received by the Company from any outside source, including without limitation any trade secrets and Inventions (as defined below); customer files, sales reports, customer lists, sales invoices, any business marketing, financial or sales records, formulae, methods of operation, software and related manuals, data, plan or survey, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of its affiliates or to the management of the Company or any of its affiliates) and any other record or information relating to the present or future business or products of the Company. All Confidential Information and copies thereof are the sole property of the Company. “Confidential Information” does not include information that the Executive has received lawfully prior to becoming employed with the Company, information that the Company has voluntarily disclosed to the public without restriction, or information that has otherwise lawfully entered the public domain.

10. Return of Company Property. Upon the termination of the Executive’s employment with the Company (whether upon the expiration of the Term or thereafter), or at any time during such employment upon request by the Company, the Executive shall promptly deliver to the Company and not keep in his possession, recreate or deliver to any other person or entity, any and all property and all documents and data of any nature and in whatever medium that belongs to the Company, or that belongs to any other third party and is in the Executive’s possession as a result of his employment with the Company, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files and other documents and information, including any and all copies of the foregoing.

11. Intellectual Property.

(a) Prior Inventions. Except as disclosed to the Company in writing, contemporaneous with the Executive’s execution of this Agreement (which writing describes with particularity all inventions, original works of authorship, developments, improvements and trade secrets which were made by the Executive prior to the commencement of his employment with the Company, which belong solely to the Executive or belong to the Executive jointly with others (collectively referred to as “Prior Inventions”), which relate in any way to any of the Company’s proposed businesses, products, services or research and development, and which are not assigned to the Company herein), the Executive represents that there are no Prior Inventions. If in the course of the Executive’s employment with the Company (whether during the Term or otherwise), he incorporates into any Company product, process, service or machine, a Prior Invention owned by the Executive or in which he has an interest, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process, service or machine

(b) Assignment of Inventions. The Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company and hereby assigns to the Company or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which he may solely or jointly conceive or develop or reduce to practice, or cause to be developed or reduced to practice, during his employment with the Company (whether during the Term or otherwise) that (i) relate at the time of conception, development or reduction to practice to the actual or demonstrably proposed business or research and development activities of the Company, (ii) result from or relate to any work performed for the Company, whether or not during normal business hours or (iii) are developed through the use of Confidential Information (collectively referred to as “Inventions”). The Executive further acknowledges that all Inventions that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company (whether during the Term or otherwise) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by his salary, unless regulated otherwise by applicable law.

(c) Maintenance of Invention Records. The Executive shall keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during his employment with the Company (whether during the Term or otherwise). The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks or any similar format. The records shall be available to and remain the sole property of the Company at all times. The Executive shall not remove such records from the Company’s business premises except as expressly permitted by Company policy which may, from time to time, be revised at the sole discretion of the Company.

(d) Further Assistance. The Executive shall assist the Company or its designee, at the Company’s expense, in every way to secure the Company’s rights in any Inventions and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto in any and all countries, including without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, records and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto. The Executive acknowledges that his obligation to execute, or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment with the Company until the expiration of the last such intellectual property right in any country. If the Company is unable, because of the Executive’s mental or physical incapacity or unavailability for any other reason, to secure his signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions assigned to the Company above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which he now or hereafter has for infringement of any and all Inventions assigned to the Company.

12. Conditions to Employment and No Prior Restrictions.

(a) Conditions to Employment. It is a condition precedent for employment under this Agreement that the Executive is not acting in breach of contract as regards any previous employer, including without limitation pursuant to any non-competition, non-solicitation or other similar covenant or agreement, by entering into employment pursuant to this Agreement.

(b) No Prior Restrictions. The Executive represents and warrants that his employment with the Company and the execution of this Agreement shall not violate, or cause him to be in breach of, any obligation or covenant made to any current or former employer or other third party, including without limitation pursuant to any non-competition, non-solicitation or other similar covenant or agreement, and that during the course of his employment with the Company (whether during the Term or otherwise), he shall not take any action that would violate or breach any legal obligation which he may have to any current or former employer or other third party. To the knowledge of the Executive, his current or former employer has not alleged or claimed any such violation or breach or taken or threatened any action to prohibit the Executive from becoming employed by the Company.

13. Non-Competition and Non-Solicitation. The Executive agrees that during his employment by the Company and (except as otherwise provided in Section 8(e)) for six months thereafter, he shall not, directly or indirectly, engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any business engaged in the insurance or reinsurance business in the United States, Bermuda or any other geographic area in which the Company operates at any time during the 6-month or other applicable period prior to the termination of such employment or reasonably expects to operate as of the date of the termination of such employment. The Executive also agrees that for one year after his termination of employment, he shall not, directly or indirectly, solicit the employment or retention of (or attempt, directly or indirectly, to solicit the employment or retention of or participate in or arrange the solicitation of the employment or retention of) any senior employee or consultant who is to his knowledge then employed or retained by the Company, or by any of its subsidiaries or affiliates with whom the Executive has had material personal dealings at any time during the 6-month or other applicable period prior to the date of such termination. Notwithstanding the foregoing, nothing in this Section 13 shall prohibit the Executive from (i) performing services, with or without compensation, for, or engaging or being interested in, any business or entity that does not directly relate to business activities that compete directly and materially with a material business of the Company or its subsidiaries or (ii) acquiring or holding not more than five percent of any class of publicly-traded securities of any business. The Executive agrees that the restrictions set out in this Section 13 are reasonable and necessary to protect the legitimate business interests of the Company both during and after the termination of employment.

14. Non-Disparagement. Both during and after the Executive’s employment with the Company, the Executive shall not disparage, portray in a negative light or take any action that would be harmful to, or lead to unfavorable publicity for, the Company, Harbinger or any of their respective current or former clients, suppliers, officers, directors, employees, agents, consultants, contractors, owners, parents, subsidiaries or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet-related sites.

15. Confidentiality. The Executive agrees to keep the terms and conditions of this Agreement strictly confidential and shall not reveal either the financial terms or any other term of this Agreement to any other person or entity, provided that the Executive shall be able to disclose the terms and conditions of this Agreement to his immediate family, and legal and tax advisors after securing their similar commitment of confidentiality. It is understood that this confidentiality provision takes effect immediately and shall remain in effect after the termination of the Executive’s employment.

16. Equitable Relief. The Executive acknowledges that the remedy at law for his breach of Sections 9, 10, 11, 13, 14 and 15 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such sections, the Company shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief. As such, to the extent there is no adequate remedy at law, and equitable relief only is sought, the parties hereto select state court in New York City as the exclusive forum to resolve their disputes, and both parties submit to personal jurisdiction. Nothing in this Section 16 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the parts of Sections 9, 10, 11, 13, 14 and 15 which may be pursued or availed of by the Company.

17. Judicial Modification. The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 9, 11, 13, 14 and 15 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such sections is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.

18. Arbitration. Any dispute or controversy between the parties hereto, whether during the Term or otherwise, including without limitation, any and all matters relating to this Agreement, the Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in New York City pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final and binding to the fullest extent permitted by law. Each Party hereto shall be responsible for paying its own attorneys’ fees and costs incurred under this Section 18.

Each party hereby agrees to and does take the following action:

(a) irrevocably submits to the jurisdiction of Maryland for the purpose of enforcing the award or decision in any such proceeding;

(b) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that (i) the Party is not subject personally to the jurisdiction of the above-named courts, (ii) the Party’s property is exempt or immune from attachment or execution, (iii) the suit, action or proceeding is brought in an inconvenient forum, (iv) the venue of the suit, action or proceeding is improper or (v) this Employment Agreement or the subject matter hereof may not be enforced in or by such court;

(c) waives, and agrees not to seek any review by a court in another jurisdiction that may be called upon to enforce the judgment of any of the above-referenced courts; and

(d) consents to service of process by registered or certified United States mail, postage-prepaid, return receipt requested, or an equivalent governmental mail service, at the address set forth in the Notices provision of this Agreement.

(e) Each Party agrees that such Party’s submission to jurisdiction and consent to service of process by United States registered or certified mail, or an equivalent governmental mail service, is for the express benefit of the other Party. Final judgment against either Party in any action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

19. Section 409A.

(a) Section 409A. This Agreement shall be construed to be in compliance with or exempt from Section 409A. For purposes of this Agreement, the term “separation from service” has the meaning set forth in Section 409A.

(b) Six Month Wait. Notwithstanding anything else to the contrary in this Agreement, if (i) the Executive is entitled to receive payments or benefits under this Agreement by reason of his separation from service other than as a result of his death, (ii) the Executive is a “specified employee” (within the meaning of Section 409A) of a company, the stock of which is publicly traded, for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment with the Company, then such payment or benefit required under this Agreement shall not commence until the day immediately following the six-month anniversary of the termination of the Executive’s employment.

20. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified United States mail, as appropriate, postage-prepaid, return receipt requested, or an equivalent governmental mail service, to the following addresses, or such other addresses as the Parties may furnish in accordance with this Section 20:

If to the Company:

Fidelity & Guaranty Life Business Services, Inc.

1001 Fleet Street

Baltimore, Maryland

Attn: General Counsel

With a simultaneous copy to:

Jay P. Warren, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Fax No.: 212-541-1466

If to the Executive:

Leland C. Launer, Jr.

14 West Spanish Main

Tampa, FL 33609

Notice pursuant to this Section 20 shall be effective on the date of delivery in person or by courier, or three (3) days after the date mailed.

21. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

22. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

23. Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement.

24. Amendments. This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

25. Successors and Assigns. Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by him. This Agreement is binding upon the Executive’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns. The Company may assign its rights and obligations under this Agreement without prior written approval of Executive upon the transfer of all or substantially all of the business and/or assets of the Company (by whatever means).

26. Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement.

27. Attorneys’ Fees. Subject to appropriate documentation of fees and services, the Company agrees to reimburse the Executive for reasonable attorneys’ fees incurred for the review and negotiation of this Agreement, up to a maximum amount of $10,000, but reduced to reflect any applicable tax withholdings required at law.

28. No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

29. Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

30. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

31. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIDELITY & GUARANTEE LIFE BUSINESS SERVICES, INC.

By:	/s/ Rose Boehm
Name: Rose Boehm
Title: SVP – Human Resources

EXECUTIVE

/s/ Leland C. Launer, Jr.
Leland C. Launer, Jr.

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